Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement No. 333-201413 on Form F-1 of our report dated August 8, 2014, relating to the consolidated financial statements of Wowo Limited, its subsidiaries, its variable interest entities (“VIEs”), and its VIEs’ subsidiaries as of and for the years ended December 31, 2012 and 2013, and the related financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
February 4, 2015